Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Armada Acquisition Corp. I (the “Company”) on Form S-1 of our report dated March 1, 2021, except for Notes 1, 4, 6 and 8, to which the date is July 2, 2021, and except for Note 5 and paragraph 4 of Note 8 to which the date is August 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of February 8, 2021 and for the period from November 5, 2020 (inception) through February 8, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 3, 2021